Exhibit 10.3

Allegheny Energy Service Corporation
800 Cabin Hill Drive
Greensburg, PA 15601
August 3, 2006
David E. Flitman
c/o Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601
     Dear David:
     You and Allegheny Energy Service Corporation (“AESC”) for itself and as agent for its parent, Allegheny Energy, Inc. (“AEI”), the affiliates and subsidiaries of AESC and AEI (the “AE Companies”), and any successors or assigns of any of the foregoing, entered into an Offer of Employment (the “Offer Letter”) dated as of January 3, 2005 (attached hereto as Exhibit A) which provided for certain severance benefits in the event of your termination of employment without cause. You, AESC, and AEI have agreed that, effective July 7, 2006, you will no longer serve as Vice President, Distribution and that instead you will serve as the President of Allegheny Power and President of each of Monongahela Power Company, The Potomac Edison Company and West Penn Power Company.
     Accordingly, the Board of Directors of Allegheny Energy, Inc. (the “Board”), at its July 13, 2006 meeting, approved certain severance benefits in the event your employment is terminated without Cause. It is hereby agreed that the following severance benefits, which were approved by the Board, shall replace and supersede the severance benefits documented in the fifth bulleted sentence of the Offer Letter:
     If your employment with AESC is terminated by AESC other than for Cause,
(i)	AESC shall pay to you in a lump sum cash payment, less applicable taxes and withholdings, within thirty (30) days after the date of termination of your employment an amount equal to the sum of your annual base salary (as in effect immediately prior to the date of termination) plus your target bonus under the AEI Annual Incentive Plan,

(ii)	for one year from the date of termination, AESC shall either (A) arrange to provide you and your dependents, at AESC’s cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which you and your dependents were receiving immediately prior to the date of termination, or (B) in lieu of providing such coverage, pay to you no less frequently than quarterly in advance an amount which, after taxes, is sufficient for you to purchase equivalent benefits coverage referred to in clause (A) and

(iii)	all stock options that would have vested had you continued employment with AESC until one (1) year from the date of termination shall vest on the scheduled vesting date and shall be exercisable for ninety (90) days after the scheduled vesting date, provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if your employment with AESC had not terminated). Except as otherwise set forth in clause (iii), all unvested stock options shall expire as of the date of such employment termination.
     For purposes of this letter agreement, “Cause” shall mean any of the following:
          (A) Your conviction of, or plea of guilty or nolo contendere to a felony or a lesser crime or offense which, in the reasonable opinion of AESC, could adversely affect the business or reputation of the AE Companies;
          (B) Your repeated failure to follow specific lawful directions of the Board or any officer to whom you report;
          (C) Your willful misconduct, gross neglect, fraud, embezzlement or dishonesty either in connection with your duties hereunder or which otherwise causes damage or, in the reasonable opinion of AESC, is likely to cause damage, to the AE Companies;
          (D) Your failure to perform a substantial part of your duties;
          (E) Your willful violation of any policy, procedure or guideline of the AE Companies that could materially and adversely affect the business or reputation of the AE Companies;
          (F) Your abuse of alcohol or illegal drugs; or
          (G) Your material violation of the confidentiality, non-competition or non-solicitation covenants in any Agreement between you and any AE Company.

     Please signify your agreement with the foregoing by signing the attached copy of this letter in the place indicated.

Very truly yours, Allegheny Energy Service Corporation
By:	/s/ Paul J. Evanson
Paul J. Evanson
Chairman, President, and Chief Executive Officer

Allegheny Energy, Inc.
By:	/s/ Paul J. Evanson
Paul J. Evanson
Chairman, President, and Chief Executive Officer

AGREED AND ACCEPTED:
/s/ David E. Fitman
David E. Flitman